Exhibit 10.1

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT made as of January 20, 2006, between LTD Holding Company, a Delaware corporation (“Receiver”) and Sprint Nextel Corporation, a Kansas corporation (“Provider”).

A. Receiver is currently a subsidiary of Provider, and Provider intends to spin off Receiver by distributing all of Receiver’s common stock to Provider’s stockholders as a dividend (the “Spin Off”). Before the distribution date, Provider and Receiver intend to enter into a separation and distribution agreement containing the key provisions relating to the Spin Off (the “Distribution Agreement”).

B. In connection with the Spin Off, Provider will provide, or cause to be provided, to Receiver and its subsidiaries, for the consideration specified in this Agreement, certain services on the terms and conditions described in this Agreement, in order to ensure an orderly transition in implementing the Spin Off.

C. Provider and Receiver are entering into a second transition services agreement substantially similar to this Agreement under which Provider is receiving Services and Receiver is providing Services.

In consideration of the mutual terms and conditions of this Agreement, the parties agree as follows:

1. General

(a) Services. Provider will provide, or cause to be provided, certain services (“Services”) to Receiver and its subsidiaries on a non-exclusive basis under the terms and conditions of this agreement and the exhibits hereto (“TSA Exhibits”) (this agreement and all attached TSA Exhibits are collectively referred to as the “Agreement”). The terms and conditions of this Agreement control if there is any conflict or inconsistency between the terms and conditions of a TSA Exhibit and the terms and conditions of this Agreement (excluding for this purpose the TSA Exhibits).

(b) Performance. Provider will perform all Services in accordance with the terms and conditions of this Agreement, including, without limitation, the requirements, order of performance and delivery dates specified in each TSA Exhibit. Provider must devote the time, effort and resources to the performance of the Services as are necessary to accomplish the tasks as specified in the TSA Exhibits. Provider may call on the expertise or assistance of its subsidiaries, affiliates, subcontractors or consultants in the performance of the Services. Provider may use subcontractors or consultants to provide the Services if Provider uses them to provide similar services to its own organization; provided, however, that Provider will at all times remain responsible for the fulfillment of its obligations under this Agreement, notwithstanding the performance of the obligations by another person. Provider will discontinue the use of subcontractors or consultants providing a Service promptly at the written request of Receiver, and thereafter Provider will have no further obligation to provide the Service that the subcontractor or consultant was providing, subject to any transition period agreed to by the parties. Receiver will be responsible for the portion of any early termination or similar fees that are payable by Provider to a subcontractor or consultant in respect of Services provided by the subcontractor or consultant that are terminated at the request of Receiver.

(c) Omitted Services. If, within 90 days after the date of this Agreement, Receiver identifies a Service that Provider provided in connection with Receiver’s business before the date of this Agreement but which was omitted from the Services originally set forth on the TSA Exhibits (an “Omitted Service”), Receiver may, within such 90-day period, request in writing that Provider provide the Omitted Service. The request must set out in reasonable detail the Omitted Service requested. Provider will, within a reasonable time period after receiving the request, prepare and distribute to Receiver a draft TSA Exhibit in respect of the Omitted Service. The parties will cooperate and act in good faith in negotiating the TSA Exhibit, and upon execution of the TSA Exhibit, the Omitted Service will be added to and considered as part of the Services.

(d) Additional Services. From time to time after the date hereof, Receiver may identify additional services that were not provided by Provider before the date of this Agreement in connection with Receiver’s business but which Receiver nevertheless desires for Provider to provide to Receiver (“Additional Services”). In such event, Receiver may request in writing that Provider provide the Additional Services. The request must set out in reasonable detail the Additional Services being requested. Within a reasonable time period after receiving the request, Provider will either prepare and distribute to Receiver a draft TSA Exhibit in respect of the Additional Services or deliver a notice to Receiver indicating Provider’s reasons for declining to provide the Additional Services. In all cases, Provider will cooperate with Receiver and act in good faith in determining whether, and on what terms, Provider will provide the Additional Services. The foregoing notwithstanding, Provider will have no obligation to agree to execute a TSA Exhibit to provide Additional Services. On execution of a TSA Exhibit for Additional Services, the Additional Services will be added to and considered as part of the Services.

(e) Modification of Services.

(i) Provider may make changes from time to time in the manner of performing any Service to Receiver if (1) Provider is making similar changes in performing analogous services for itself, (2) Provider furnishes to Receiver substantially the same notice (in content and timing) as Provider must furnish to its own organization respecting the changes and (3) no unreasonable amount of work or development is required by Receiver, as determined in Receiver’s reasonable judgment, to accept the changes. No change may increase the charges for the applicable Service.

(ii) Provider may, in situations not governed by Section 1(e)(i), request the consent of Receiver to the modification of any Service by sending to Receiver a proposed TSA Exhibit for the revised Service. Receiver must provide any objections to the requested modification within 20 days of receipt of the proposed TSA Exhibit. The parties must cooperate and act in good faith in negotiating the TSA Exhibit. Notwithstanding the foregoing, Receiver is not obligated to agree to accept the modified TSA Exhibit.

(f) Third Party Software Licenses. Receiver acknowledges that the parties have attempted to identify in the applicable TSA Exhibits any software licensed to Provider by third parties that is required to provide the Services and any amounts payable in order to permit Provider to use such software to provide the Services to Receiver. The foregoing notwithstanding, if any third party software that is required to provide the Services is not identified in the applicable TSA Exhibit, or the amount of any consideration payable in order to permit Provider to use the software to provide the Services is not accurately reflected in the applicable TSA Exhibit, then Provider will provide Receiver with 15 days prior written notice of any additional consideration payable to the licensor of the software. Receiver will then have the option to (i) procure its own license to the software at its own expense or (ii) authorize Provider to incur the required additional consideration on its behalf and at Receiver’s expense. If Receiver does not agree to either (i) or (ii) above, Provider will not be required to provide the Services for which the third party licenses are required.

2. Compensation and Billing

(a) Invoices. The charges for the Services are set out in the applicable TSA Exhibits. Provider must submit in writing to Receiver, no more than once per month, a single invoice covering all amounts payable for the Services rendered during the billing period covered by the invoice. The invoices will contain a detailed description of the Services rendered during the previous month, the charges payable by Receiver in respect of these Services and the method used to calculate the invoiced amounts. Receiver will pay all invoiced charges (including disputed charges) in full promptly on receipt of each invoice, but in no event later than 45 days after receipt of the invoice. Receiver will give Provider written notice of any disputed charges within 90 days of the due date for payment of the disputed charges, along with a detailed description of the nature of the dispute. If Receiver fails to dispute a charge within 90 days of the original payment due date, Receiver will waive its right to dispute the charge. Provider will notify Receiver of its determination regarding disputed charges within 30 days after receipt of the applicable dispute notice and description from Receiver, and will credit Receiver’s account, if appropriate, within the 30-day period. Any dispute under this Section 2(a) will be resolved in accordance with the dispute resolution provisions of Section 5.

(b) Non-Income Taxes. In addition to the charges for Services, Receiver must pay Provider an amount equal to all Non-Income Taxes incurred in connection with the provision of Services. Notwithstanding the foregoing, each party is also responsible for (i) Taxes chargeable or assessed with respect to its own employees or agents and (ii) all real and personal property Taxes imposed on software and equipment it owns, except in the case of both (i) and (ii) to the extent such employees or such property is devoted to providing Services to Receiver. The Receiver will advise the Provider if it determines that any Services are exempt from taxation and the parties will use reasonable efforts to mitigate any applicable Taxes. For purposes of this Agreement, “Non-Income Taxes” shall mean all Taxes except income and franchise Taxes, and “Tax” shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

(c) Expense Reimbursement. Except to the extent otherwise provided in the TSA Exhibits, Receiver will reimburse Provider for all reasonable expenses for travel, meals and lodging incurred by Provider directly in the performance of its obligations under this Agreement. In the event that a portion of such expenses were incurred in connection with activities unrelated to Provider’s delivery of the Services, Provider will make a good faith estimate as to the portion of the expenses attributable to other activities and will bill Receiver only for the portion of the expenses attributable to its provision of the Services. The charges for which reimbursement is sought must be in compliance with Provider’s employee expense policies. Expenses will be charged at cost with no mark-up. Provider will maintain documentation of expenses incurred and retain copies of invoices or receipts for expenses in accordance with its established expense policy. Provider will make copies of all documentation and receipts that it retains available to Receiver upon request. Provider will bill Receiver monthly for expenses as they accrue. The parties may specify any additional limitations or other requirements related to the reimbursement of expenses in the applicable TSA Exhibit. It is acknowledged and agreed that if Provider is reasonably required to incur expenses beyond the limitations set forth in a TSA Exhibit in order to provide the Services, then Provider will be excused from performing the Services until the expense limitation is removed or changed as mutually agreed by the parties; provided that Provider will give Receiver reasonable notice of the need to exceed any such limitation prior to suspension of any of the Services. It is further acknowledged and agreed that each party will bear its own employee severance costs and that Provider will not include any employee severance costs in its charges to Receiver for any of the Services under this Agreement.

(d) Records. Provider will maintain complete and accurate records to substantiate all of Provider’s charges billed under this Agreement. Unless otherwise specified in the applicable TSA Exhibit, Provider will retain such records for a period at least as long as the period for which Provider maintains comparable records for its own account, which period must be at least as long as may be required by law. Receiver and its authorized agents, subject to obligations of confidentiality as set forth in this Agreement or as otherwise provided by law, will be allowed access to the records on prior written request during normal business hours during the term of this Agreement and during the respective periods in that Provider is required to maintain the records under this Section 2(c). Access to the records will be made at the location where the records are normally maintained.

(e) Other Restrictions on Pricing. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that (1) in the case of Services provided under an agreement contained in a TSA Exhibit, the term of which is two years or less, and which agreement cannot be or is not intended (at the time of the Distribution (as defined in the Distribution Agreement)) to be extended beyond that maximum two year period, or in the case of any extension of any such agreement that does not extend (and is not then intended to be extended) beyond that maximum two year period, the compensation for the applicable Services will not be less than the actual cost of providing those Services; and (2) in the case of Services provided under all other agreements (including the period covering the extension of an agreement referred to in clause (1) beyond the applicable two year period), the compensation for any Services will be determined on an arm’s-length basis consistent with the price that would be charged between unrelated parties.

3. Term

(a) Term. This Agreement will become effective as of the Distribution Date (as defined in the Distribution Agreement) (the “Effective Date”). Subject to Section 15 hereof, Provider’s obligations to provide the respective Services covered by this Agreement will terminate on the respective dates specified in the TSA Exhibit related to the Service. If no termination date is specified in a TSA Exhibit, then Provider’s obligations to provide the respective Services covered by this Agreement will terminate on the 12-month anniversary of the Effective Date (the “Termination Date”), or such earlier date as may be mutually agreed to by the parties. This Agreement may not be renewed or extended except as set forth below in Section 3(b).

(b) Extension. Receiver may, on written notice to Provider delivered at least 30 days before the scheduled expiration of a TSA Exhibit, extend, one time only, the term of the TSA Exhibit by no more than 180 days.

(c) Pricing Adjustments. If the term of a TSA Exhibit is extended pursuant to Section 3(b) beyond the second anniversary of the Effective Date, the parties will negotiate in good faith to adjust the pricing for the applicable Service provided under the TSA Exhibit to a mutually agreed upon market based price, and such new pricing will become effective upon the effective date of the extension.

4. Confidential Information

(a) General. Except with the prior consent of the disclosing party, each party must: (i) limit access to the Confidential Information to its employees, agents, representatives, subcontractors and consultants who have a need-to-know; (ii) advise its employees, agents, representatives, subcontractors and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and (iii) safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but at least that degree of care used by that party in safeguarding its own similar information or material. These confidentiality obligations do not apply to the extent that (a) the information is in the public domain through no fault of the non-disclosing party, (b) the information has been disclosed by the disclosing party to third parties without similar confidentiality obligations attached to the disclosure or (c) the disclosure of the information is required by judicial or administrative process or by law and the party has used commercially reasonable efforts to allow the disclosing party to intervene before the disclosure. “Confidential Information” means any information marked, noticed, or treated as confidential by a party that the party holds in confidence, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

(b) Customer Proprietary Network Information. With regard to Customer Proprietary Network Information, each party must: (i) implement a program that trains associates with access to the CPNI of the other party to avoid accessing or using CPNI of the other party; (ii) where economically reasonable, implement a conspicuous on-screen and hard-copy scripting program to remind associates with access to CPNI of the other party of their contractual and legal compliance obligations; (iii) avoid using CPNI of the other party for marketing purposes; (iv) protect CPNI of the other party from distribution to other parties who are not engaged in assisting the owner of the CPNI in providing service to the owner’s customers; (v) contractually obligate its third party subcontractors to abide by obligations that are at least as stringent as those enumerated in this Section 4(b) when they have access to the CPNI of the other party; (vi) implement an audit program to assure compliance with CPNI protection commitments and obligations; (vii) report breaches of the obligations to protect CPNI of the other party to the other party within 15 days of discovery of such breach; and (viii) administer a disciplinary program that treats associates who violate the CPNI obligations to the other party in the same manner as associates who fail to adequately protect the CPNI of their employer. “Customer Proprietary Network Information” (or “CPNI”) means customer information as defined in Section 222 of the Telecommunications Act of 1996 and 47 C.F.R. Section 64.2001-64.2009.

(c) Carrier Proprietary Information. With regard to Carrier Proprietary Information, each party must only use CPI of the other party in connection with the specific services being provided to the other party, in support of that party’s provision of services to a third party, pursuant to a TSA Exhibit and must: (i) implement a program that trains associates with access to the CPI of the other party to avoid accessing or using CPI of the other party for competitive purposes, either retail or wholesale; (ii) where economically reasonable, implement a conspicuous on-screen and hard-copy scripting program to remind associates with access to CPI of the other party of their contractual and legal compliance obligations; (iii) protect CPI of the other party from distribution to other parties who are engaged in assisting the owner of the CPI in providing service to the owner’s customers; (iv) contractually obligate its third party subcontractors to abide by obligations that are at least as stringent as those enumerated in this Section 4(c) when they have access to the CPI of the other party; (v) implement an audit program to assure compliance with CPI protection commitments and obligations; (vi) report breaches of the obligations to protect CPI of the other party to the other party within 15 days of discovery of such breach; and (vii) administer a disciplinary program that treats associates who violate the CPI obligations to the other party in the same manner as associates who fail to adequately protect the CPI of their employer from inappropriate use of disclosure. “Carrier Proprietary Information” (or “CPI”) means carrier information protected by Section 222 of the Telecommunications Act of 1996.

(d) Sensitive Information.

(i) Each party agrees to comply with, and to cause each of its respective Plans, affiliates, agents, contractors and subcontractors to comply with, all applicable laws (including, without limitation, HIPAA) governing the collection, accessibility, use, maintenance, disclosure, protection or transmission of Sensitive Information and all other obligations under in this Section 4(d). “Covered Person” means any employee, agent, subcontractor, customer or participant in (or beneficiary of) any Plan, or any affiliate of any of the foregoing, of Provider or Receiver, as the case may be. “Sensitive Information” means any information of a personal or confidential nature regarding any Covered Person, regardless of how or from whom such information is received. Sensitive Information includes, without limitation, names, addresses, telephone numbers, e-mail addresses, social security numbers, credit card numbers, account information, credit information, demographic information and “protected health information” (as defined in Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)) (“PHI”), whether written, oral or electronic, and includes all past, present and future health information maintained or transmitted by a Plan that individually identifies a Plan participant. “Plan” means any “welfare benefit plan” (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”)) maintained for the benefit of, or relating to, any employee of Provider or Receiver. For purposes of this Section 4(d) only, each of the Plans will be deemed to be a party to this Agreement.

(ii) Without limiting the foregoing paragraph, neither party will collect, access, use, maintain, disclose or transmit any Sensitive Information unless required to do so in order to provide or receive the Services, and in such case (1) each party will collect, access, use, maintain, and disclose only the minimum Sensitive Information necessary to provide or receive the Services, and if a party must disclose Sensitive Information to a third party in order to provide Services, Provider must first obtain from that third party a written agreement that binds that third party to the obligations in this Section 4(d), or to obligations that are as or more stringent the ones in this Section 4(d).

(iii) In addition to the requirements enumerated above, each party must use and disclose PHI only as authorized under HIPAA and as described herein. Each party that possesses or controls the other party’s PHI (the “controlling party”), which is in a designated record set must (1) provide an individual participant of the other party’s Plan with access, as reasonably directed by such Plan, to such individual’s PHI (to meet the requirements of 45 CFR § 164.524), and then (2) amend such individual’s PHI that such Plan reasonably directs (under 45 CFR § 164.526), at such Plan’s or individual Plan participant’s request, and in the time and manner reasonably designated by such Plan.

(iv) The controlling party must make PHI available in the format that the other party’s individual Plan participant requests. If the controlling party cannot readily produce the requested PHI in the requested format, that party must produce it in hard-copy format. The party that possesses or controls the PHI may charge the requesting individual a reasonable cost-based fee for copying, postage and preparing an explanation or summary (as permitted by 45 CFR § 164.524). A controlling party must notify the other party’s Plan of any such Plan participant’s requests that the controlling party receives about PHI that extends beyond information that the controlling party (or a subcontractor, agent or affiliate of a party) controls or maintains in a designated record set, to enable the other party’s Plan to coordinate access to the requested information. Neither party that possesses or controls PHI may coordinate access to PHI that business associates of the other party’s Plans maintain.

(v) Each party must (i) document any disclosures of the other party’s PHI, and information related to those disclosures, to enable such other party’s Plan to respond to a Plan participant’s request for an accounting of disclosures of PHI (as 45 CFR § 164.528 requires), and (ii) provide to the Plan, in a time and manner that the Plan reasonably designates, information collected in accordance with the foregoing clause, to permit in turn the Plan to respond to an individual’s request for an accounting of PHI disclosures (in accordance with 45 CFR § 164.528).

(vi) Each party must comply with the other party’s Plan’s notice of privacy practices when handling PHI. This means that each party’s (the “former party’s”) Plan must notify the other party (the “latter party”) if:

(A) any of the former party’s Plan participants change or revoke an authorization to use or disclose PHI, to the extent that those changes may affect the latter party’s use or disclosure of PHI;

(B) the former Plan restricts the use or disclosure of PHI to which the Plan has agreed (in accordance with 45 CFR § 164.522), but only if that restriction affects the party’s use or disclosure of PHI; or

(C) the former party changes the individuals or classes of individuals that are authorized to receive PHI on behalf of the Plan and/or that party.

(vii) Each party must use at least commercially reasonable standards in employing administrative, physical and technical safeguards to (a) prevent unauthorized collection, access, disclosure or use of Sensitive Information (unless a higher standard is specified in this Agreement or by law; (b) safeguard Sensitive Information in any form or media, whether “at rest” or in transport; and (c) unless this Agreement specifies otherwise, ensure that Sensitive Information remain unaltered and fully available (collectively, the “Safeguards”). Safeguards include, without limitation, security measures that protect the confidentiality, integrity and availability of electronic PHI, as required by HIPAA.

(A) Each party must ensure that only its employees, representatives, agents, contractors and subcontractors who have a need to know, use, and disclose Sensitive Information may access it, and only to the extent necessary for the party to fulfill its obligations under the Agreement, and that all such persons comply with the obligations in this Section 4(d).

(viii) Each party and its authorized representative(s) may at any time, upon reasonable notice, audit the other party’s performance of its obligations under this Section 4(d). The audited party must promptly grant the other party and its representative(s) full and complete access, during normal business hours, to the audited party’s facilities, books, records, procedures, and information that relate to the Safeguards and its obligations under this Section 4(d). If any audit reveals that a party has materially failed to perform any of its obligations under this Section 4(d), then, without limiting any other rights or remedies of the auditing party (at law or under this Agreement), the auditing party may notify the audited party of its failure to perform such obligations, then proceed with the remainder of its audit rights in this Section 4(d). Upon receiving written notice of such failure to perform, the audited party must promptly develop a corrective action plan. In developing that plan, the audited party must cooperate with the audited to develop the plan, if the auditing in turn chooses to participate in such development. The auditing party has the right to accept or reject such plan, but it may not unreasonably reject it. Following approval, the audited party must promptly pay for and implement the corrective action plan, provided that implementation costs are reasonable. Each party must make available to the Department of Health and Human Services (“HHS”) the internal practices, books and records, including policies and procedures, relating to the use and disclosure of the other party’s PHI, in a time and manner that such other party’s Plan or HHS reasonably designates, to enable the Plan or HHS to determine compliance with HIPAA.

(ix) Each party must immediately notify, in writing, the party that owns the Sensitive Information, if the former party becomes aware of any access, use, or disclosure of Sensitive Information that this Agreement does not permit, and any breach of the Safeguards, including, but not limited to, a Security Incident (as defined by HIPAA). Without limiting any other rights in this Agreement, each party that possesses or controls the other party’s Sensitive Information must (1) assist the party that owns such Sensitive Information (and/or its agents) investigate and remedy such a breach, and any dispute, inquiry or claim that concerns such a breach, and (2) mitigate the consequent effects of such breach, if practicable.

(x) Upon the written request of a party that owns Sensitive Information, each party that possesses or controls such Sensitive Information must deliver to the requesting party—or destroy and certify to the requesting party the destruction of—any or all Sensitive Information (including copies) that the possessing party, its subcontractors, and its agents possess. But if a party that possesses or controls such Sensitive Information reasonably determines that returning or destroying the Sensitive Information is not feasible (e.g., because it is still providing Services for the other party under this Agreement), then that party must notify the requesting party of the conditions that do not make return or destruction feasible. Both parties must then cooperate in good faith to establish a mutually agreeable schedule to return or destroy the information in question. Regardless of the foregoing, any party that possesses or controls PHI may not destroy it until such party maintains it for the minimum period that HIPAA requires, unless the party that owns the PHI agrees to such destruction.

(xi) Where the law compels disclosure of the other party’s Sensitive Information, the disclosing party must (a) notify the party that owns the Sensitive Information before, or as soon as practicable after, disclosing the Sensitive Information. This will enable the other party, if it chooses, to seek a protective order or take other action to prevent or limit such disclosure, and (b) cooperate with the party that owns the Sensitive Information to obtain a protective order or other reasonable assurance to ensure that the Sensitive Information in question is held in confidence.

5. Dispute Resolution

(a) General. Except as provided in Section 5(d) below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, must first be attempted to be settled by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out in Section 5(c) below.

(b) Initial Resolution. Subject to Section 5(e), a party that wishes to initiate the dispute resolution process must send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. On receipt of the notice, the parties will first seek agreement through discussions among the directors specified in the applicable TSA Exhibit for a minimum of 10 days. If no agreement is reached by the directors during that period, the parties will continue to seek agreement through discussions among the vice presidents of the relevant operating divisions of each Company (or such other persons as specified in the applicable TSA Exhibit) for a minimum of 15 days. If no agreement is reached by the vice presidents during that period, the parties will continue to seek agreement through discussions among individuals of each company at the Chief Operation Officer level or higher for a minimum of 15 days. The individuals specified above may utilize other alternative dispute resolution procedures to assist in the negotiations to the extent mutually agreed to between such persons.

(c) Arbitration. If a dispute has not been resolved by the parties following exhaustion of the procedures set forth in Section 5(b), the parties will apply the dispute resolution procedures set forth in Article 7 (other than Section 7.01) of the Distribution Agreement.

(d) Injunctive Relief. The foregoing notwithstanding, each party will have the right to seek injunctive relief in any court of competent jurisdiction with respect to any alleged breach by the other party of Section 4 hereof or any agreement regarding the protection of confidential information contained in any TSA Exhibit. Such remedy will not be exclusive and will be in addition to any other remedy that a party may have as a result of any such breach.

(e) Materiality Threshold. With respect to disputes for charges under any TSA Exhibit, no dispute may be initiated by a party pursuant to this Section 5 unless the amount in dispute is at least $1,000 in regard to any individual TSA Exhibit or at least $10,000 in the aggregate (calculated on a monthly basis).

6. Relationship of Parties

(a) Independent Contractors. Provider is an independent contractor in the performance of its obligations under this Agreement and has no authority to bind Receiver or its affiliates with respect to third parties.

(b) No Performance. Neither party undertakes by this Agreement or any TSA Exhibit to conduct the business or operations of the other party. Nothing contained in this Agreement or any TSA Exhibit is intended to give rise to a partnership or joint venture between the parties or to impose on the parties any of the duties or responsibilities of partners or joint ventures.

7. Force Majeure

Neither party will be in default of its obligations under this Agreement for any delays or failure in performance resulting from any cause or circumstance beyond the party’s reasonable control as long as the non-performing party exercises commercially reasonable efforts to perform its obligations in a timely manner. If Provider incurs travel, meals or lodging expenses in order to provide Services in a force majeure situation and such expenses exceed the expense authorization limits in Section 2(c) but are otherwise reasonable in light of the circumstances, Provider will not be required to obtain prior approval of such expenses in order to obtain reimbursement for such expenses from Receiver. If any such occurrence prevents Provider from providing any of the Services, Provider must cooperate with Receiver in obtaining, at Receiver’s sole expense, an alternative source for the affected Services, and Receiver is released from any payment obligation to Provider with respect to the Services during the period of the force majeure. If a force majeure condition continues to prevent a party from performing for more than 60 consecutive days, then the other party may terminate the applicable TSA Exhibit.

8. Indemnification

(a) Indemnification by Provider. Provider will indemnify, defend and hold harmless Receiver and each member of Receiver’s Group (as defined in the Distribution Agreement), and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Receiver Indemnitee”), from and against all claims, damages, losses, liabilities, costs, expenses, reasonable attorney’s fees, and court or arbitration costs (“Losses”) arising out of a claim by a third party against a Receiver Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Provider under or related to this Agreement.

(b) Indemnification by Receiver. Receiver will indemnify, defend and hold harmless Provider and each member of Provider’s Group, and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Provider Indemnitee”), from and against all Losses arising out of a claim by a third party against a Provider Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Receiver under or related to this Agreement.

(c) Intellectual Property Indemnification. Provider will indemnify and defend the Receiver from and against all Losses arising out of any claim by a third party that the deliverables under a TSA Exhibit and any resulting use or sale of any deliverables constitutes an infringement of any patent, trademark or copyright or the misappropriation of any trade secret. Provider’s obligations under this Section 8(c) will not apply to the extent that the infringement or violation is caused by:

(i) modification to a deliverable by Receiver if the modification was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that modification;

(ii) the combination of a deliverable by Receiver with other third party products if the combination was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that combination;

(iii) detailed specifications (e.g. specifying lines of code, as opposed to mere functional specifications for which Receiver is not responsible) that were provided by or requested by Receiver, if the infringement or violation would not have occurred but for those detailed product specifications; or

(iv) Receiver’s continued use of infringing software after Provider provides Receiver with reasonable advance written notice of the infringement and provides non-infringing replacement software to Receiver at no charge.

(d) Indemnification Procedures. Any claim for indemnification under this Section 8 will be subject to, and made in accordance with, Sections 6.04 (Indemnification Obligations Net of Insurance Proceeds) and 6.05 (Procedures for Indemnification of Third Party Claims) of the Distribution Agreement (with such changes in points of detail as may be necessary to apply such provisions to this Agreement).

9. Limitation of Liability

(a) General. Provider will perform services for Receiver under this Agreement in substantially the same way and with substantially the same service levels as Provider performs comparable services for itself. If Provider uses a third-party to provide goods or services to itself, Provider will use commercially reasonable efforts to procure the goods or services for the benefit of Provider such that they are provided to Receiver in substantially the same way and with substantially the same service levels as they are provided to Provider. Except as otherwise stated in this Agreement, or otherwise agreed to in a TSA Exhibit, Provider makes no warranties, express or implied, in connection with any goods or services provided to Receiver under this Agreement.

(b) Direct Damages. In no event will a party’s aggregate liability for direct damages under this Agreement, including under subsection (a) above, exceed $10 million, except that this limitation on liability will not apply to any damages resulting from:

(i) Losses for which a party has an obligation of indemnity under this Agreement;

(ii) damages resulting from any act or omission of a party that constitutes gross negligence, willful misconduct or fraud; or

(iii) damages resulting from any breach of Section 4 or Section 8 of this Agreement by a party.

(c) Consequential Damages. Neither party will be liable to the other for consequential, indirect or punitive damages for any cause of action, whether in contract, tort or otherwise, except for:

(i) Losses for which a party has an obligation of indemnity under this Agreement;

(ii) damages resulting from any breach of Section 4 of this Agreement by a party; or

(iii) reasonable attorney’s fees incurred in order to enforce the other party’s obligations under Section 8 of this Agreement.

Consequential damages include, but are not limited to, lost profits, lost revenue, and lost business opportunities, whether the other party was or should have been aware of the possibility of these damages.

10. Assignment

This Agreement is binding on, and inures to the benefit of, the parties and their respective successors, legal representatives and permitted assigns in accordance with this Section 10. Except as otherwise provided in Section 1(b), no assignment of this Agreement or of any rights or obligations under this Agreement, in whole or in part, may be made by either party without the prior written consent of the other party, except that either party may assign its rights or delegate its duties to a controlled subsidiary of the party, or to a successor entity that results from a merger, acquisition or sale of all or substantially all of the party’s assets. Such a delegation does not relieve the delegating party of its obligations under this Agreement. Any attempted assignment without the required consent is void.

11. Compliance with Laws

Provider and Receiver must each comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in fulfillment of their obligations under this Agreement.

12. Mutual Cooperation; SOX Access

(a) Mutual Cooperation. The parties agree that the purpose of this Agreement is to ensure an orderly transition upon the occurrence of the events contemplated by the Distribution Agreement, while maintaining the ongoing operations of the Receiver in a manner consistent with its operations prior to the implementation of the Distribution Agreement and as required to conform to the operations as described in the Form 10 filing with the Securities and Exchange Commission. The parties and their respective subsidiaries, affiliates, subcontractors and consultants providing or receiving services under this Agreement must cooperate with each other in connection with the performance of the Services under this Agreement, including producing on a timely basis all Confidential Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the term of this Agreement, except that the cooperation must not unreasonably disrupt the normal operations of the parties and their respective subsidiaries and affiliates.

(b) SOX Access.

(i) If requested by Receiver, Provider will permit Receiver reasonable access, upon reasonable advance notice, to Provider’s books, records, accountants, accountants’ work papers, personnel and facilities for the purpose of Receiver’s testing and verification of the effectiveness of Provider’s controls with respect to the Services as is reasonably necessary to enable the management of Receiver to comply with its obligations under §404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, “SOX §404”) and to enable Receiver’s independent public accounting firm to attest to and report on the assessment of the management of Receiver in accordance with SOX §404 and Auditing Standard No. 2, as adopted by the Public Company Accounting Oversight Board (“Auditing Standard No. 2”), or as required by Receiver’s external auditors. In lieu of providing such access, Provider may, in its sole discretion, instead furnish Receiver with a type II SAS 70 report. Provider is not required to furnish Receiver access to any information other than information that relates specifically to the Services. The parties acknowledge that Receiver is not required to file a SOX §404 assessment for periods prior to its fiscal year ending December 31, 2007. Accordingly, with respect to Services provided by Provider to Receiver, this obligation applies only in respect of periods occurring after December 31, 2006.

(ii) Without limiting the generality of, and in order to give effect to, the foregoing provisions of Section 12(b)(i):

(A) the Parties will cooperate, prior to the Distribution Date and from time to time thereafter, to identify the significant processes of Receiver for purposes of Auditing Standard No. 2 and used by Provider in connection with the provision of the Services to Receiver under this Agreement;

(B) Provider will develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over its significant processes;

(C) in the event any deficiencies are found as a result of the testing, Provider and Receiver will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls;

(D) in connection with providing the access contemplated by Section 12(b)(i), Provider will cooperate and assist Receiver’s auditors in performing any process walkthroughs and process testing that such auditor may reasonably request of the significant processes; and

(E) in the event that Sections 12(b)(ii)(A)-(D) do not reasonably enable Receiver to comply with its obligations under SOX §404 and enable Receiver’s registered public accounting firm to attest to and report on the assessment by the management of Receiver in accordance with SOX §404 and Auditing Standard No. 2, then upon reasonable notice, Receiver will be permitted to conduct, at its own expense, an independent audit of Provider’s controls with respect to the Services solely to the extent necessary to accomplish such purpose or purposes.

13. Permits

Unless otherwise specifically provided for in this Agreement, Provider must obtain and keep in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations (“Permits”) necessary for and incident to the performance and completion of the Services. Notwithstanding the foregoing, Receiver must obtain and keep in full force and effect, at its expense, any Permits related to its facilities and the conduct of its business.

14. Trademarks, Tradenames and Other Intellectual Property

Nothing in this Agreement or any TSA Exhibit gives authority to one party to use the name, trademarks, service marks, trade names or domain names of the other party for any purpose whatsoever. Nothing in this Agreement or any TSA Exhibit will be deemed to grant to either party any right or license under any intellectual property of the other party unless the right or license is expressly granted herein or therein.

15. Termination

(a) Termination for Breach. Either party may terminate or cancel any TSA Exhibit for a material breach or default of any of the terms, conditions or covenants of this Agreement or such TSA Exhibit by the other party, except that the termination or cancellation may be made only after the expiration of a 30 day period during which the breaching party has failed to cure the breach after having been given written notice thereof and the dispute resolution procedures in Section 5(b) have been exhausted (“Cure Period”). In that event, the non-breaching party may terminate by giving 10 days written notice of termination to the other party after the expiration of the Cure Period.

(b) Termination for Convenience. Receiver may terminate this Agreement or any TSA Exhibit during the term of this Agreement for convenience on at least 60 days prior written notice to Provider. If Receiver initiates a termination pursuant to this Section 15(b) before the end of the applicable term, Receiver must reimburse Provider for all Receiver-approved, third party costs that have been incurred by Provider after the execution of this Agreement as a direct result of Provider’s provision of Services under this Agreement, provided that Receiver will be entitled to any right, license or title related to any the equipment or software to the extent Provider has the ability to convey the right, license or title.

16. Notice

Unless otherwise set forth in a TSA Exhibit with respect to the TSA Exhibit, all notices or other communications under this Agreement must be in writing and the parties deem them to be duly given (i) when delivered in person, (ii) on transmission via confirmed facsimile transmission, except the transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier, or (iii) two days after deposit with a private express mail courier, in any case addressed as follows:

To Receiver:

LTD Holding Company

5454 W. 110th Street

Overland Park, Kansas

Fax:

Attention:

To Provider:

Sprint Nextel Corporation

2001 Edmund Halley Drive

Reston, Virginia 20191

Fax:

Attention:

Any party may, by notice to the other party, change the address or individuals to which the notices are to be given.

17. Amendment; Waiver

This Agreement may be amended or supplemented at any time only by written instrument duly executed by each party hereto. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof but only by a written instrument signed by the party waiving the terms or conditions. The waiver of any provision is effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise and no delay in exercising, any right or power under this Agreement will operate as a waiver thereof.

18. Severability

Where any provision of this Agreement is declared invalid, illegal, void or unenforceable, or any changes or modifications are required by regulatory or judicial action, and any such invalid, illegal, void or unenforceable provision, or such change or modification, substantially affects any material obligation of a party hereto, the remaining provisions of this Agreement will remain in effect and the parties must mutually agree on a course of action with respect to the invalid provision or the change or modification to the end that the purposes and intent of this Agreement are carried out.

19. Survival of Obligations

The provisions in the Agreement relating to Confidentiality, Indemnification, Dispute Resolution, Termination, Compensation and Billing, Limitation of Liability and Trademarks, Tradenames and Other Intellectual Property survive any termination, cancellation or expiration of this Agreement.

20. Applicable Law

This Agreement is governed, construed and enforced in accordance with the internal laws of the State of Kansas, without regard to its conflict of law principles.

21. No Unreasonable Delay or Withholding

Where agreement, approval, acceptance, consent or similar action by Receiver or Provider is required, the action must not be unreasonably delayed or unreasonably withheld.

22. Limited Intended Third Party Beneficiary Rights

With the exception of the parties to this Agreement, there exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

23. Entire Agreement

This Agreement represents the entire understanding between the parties with the respect to the provision and receipt of the Services, and the provisions hereof and thereof cancel and supersede all prior agreements or understandings, whether written or oral, with respect to the Services. This Agreement is deemed to include all of the TSA Exhibits attached hereto, each of which is incorporated herein as if an original part of this writing. This Agreement is to be construed to be consistent with the Transition Services Agreement of even date herewith between Provider, as “Receiver” thereunder, and Receiver, as “Provider” thereunder, and as part of the overall transaction described in the Distribution Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their authorized representatives.

RECEIVER

By:	/s/ Dan R. Hesse
Name:	Dan R. Hesse
Title:	Chief Executive Officer
Date:	January 19, 2006

By:	/s/ Michael B. Fuller
Name:	Michael B. Fuller
Title:	Chief Operating Officer
Date:	January 19, 2006

By:	/s/ Gene M. Betts
Name:	Gene M. Betts
Title:	Chief Financial Officer
Date:	January 19, 2006

PROVIDER

By:	/s/ John P. Meyer
Name:	John P. Meyer
Title:	Senior Vice President
Date:	January 20, 2006